Exhibit 99.1

Chaparral Energy Announces 2016 Year End Financial and Operational Results

Oklahoma City, April 6, 2017 — Chaparral Energy, Inc. filed its year end 2016 financial and operational results Friday, March 31, and will hold its financial and operating results call this morning, Thursday, April 6 at 9 a.m. Interested parties may access the call toll-free at 877-627-6582 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 9863906. A live webcast of the call will be available on the company’s website at chaparralenergy.com/investors.

Highlights for the year include:

•

The company’s emergence from Chapter 11, which allowed it to shed $1.2 billion in debt and save $107 million in annual interest expense, making it one of the least levered companies of its size in the industry

•	A post-emergence enterprise value of approximately $1.2 billion
•

Focused capital investment and execution in Oklahoma’s fast-growing, highly profitable STACK Play, including industry-leading drilling and completion (D&C) costs of $3.3 million per well in the Meramec formation

•	Total net production of 24.4 MBoe/d, with a 35 percent year-over-year increase in STACK production
•	A $3.77 per barrel lease operating expense (LOE) in the STACK

“This past year has been a transformative one for Chaparral,” said Chief Executive Officer Earl Reynolds. “Our recent emergence from Chapter 11 has provided Chaparral with an extremely healthy balance sheet and the security necessary to continue to deliver excellent performance as we develop our approximately 100,000 net acre position in the STACK.”

“In fact thanks to our employees continued focus and commitment to excellence, Chaparral set a company record for lowest-ever LOE/Boe cost and OSHA-recordable incident rate despite the challenges presented by our restructuring and the continued low-price environment. This outstanding performance coupled with our low-cost structure and focused STACK development will allow us to deliver consistent returns for the company and our shareholders as we move forward.”

Operations Summary

Chaparral focused the majority of its operational efforts in central Oklahoma’s STACK Play in 2016, where it completed 16 new wells and participated in an additional 36 gross non-operated wells. Of the company’s operated wells, 11 were drilled in the Meramec, two in the Oswego, one in the Woodford and two in the Osage. The company recorded an industry-leading average D&C cost of $3.3 million per well in the Meramec formation.

For the year, Chaparral produced 24.4 MBoe/d, of which 55 percent was oil, 16 percent was NGLs and 29 percent natural gas. The company’s total year-over-year production declined 13 percent as a result of a decrease in its capital program while in Chapter 11. Chaparral did, however, record a 35 percent year-over-year increase in its STACK production, growing from 1.97 MBoe in 2015 to 2.67 MBoe in 2016.

The company also realized significant cost decreases during the year, including an 18 percent decrease in LOE. Chaparral’s 2016 total LOE/Boe, including both its E&P and EOR operations, was $10.14 per barrel. The company’s STACK LOE/Boe expense was $3.77.

Financial Summary

The company’s total capital expenditures for the year were $150 million, with $61 million spent on drilling in the STACK, $72 million in other operated areas and $16 million for acquisitions.

Revenues for 2016, before the effects of hedging activities, were $252 million, down from $324 million in 2015. This decline, as previously mentioned, is due primarily to a 13 percent decline in production resulting primarily from the company’s decrease in capital spending, combined with an 11 percent decrease in average commodity prices during the year. Overall, Chaparral had a net loss of $416 million in 2016.

The company’s 2016 adjusted EBITDA was $228 million compared to $389 million in 2015. This decline was primarily a result of decreases in commodity prices and the roll off of hedge positions entered into in previous years, along with decreases in production volumes related to strategic reductions in the company’s capital program. This does not include proceeds from early termination of the company’s derivative contracts with a scheduled maturity date more than 12 months following the date of such monetization.

Chaparral ended the year with estimated proved reserves of 131.3 MMBoe with a PV-10 value of approximately $529 million and an estimated reserve life of approximately 14.7 years. The company’s PV-10 value is also equal to its standardized measure of discounted future net cash flows. Chaparral’s reserves were 43 percent proved developed, 74 percent crude oil and nine percent natural gas liquids. This includes 30.8 MMBoe of reserves in the STACK.

Commodity derivative contracts for 2016, excluding early termination settlement proceeds from contracts maturing after 2016, increased Chaparral’s average realized combined oil and natural gas liquids price from $34.69 to $52.63 per barrel and average realized gas price from $2.16 to $3.75 per MMBTU.

The company’s hedging program, as of December 31, included swaps covering 3.6 million barrels of oil at an average price of $54.97, and from a gas standpoint, it had 9.6 bcf of gas hedged at an average price of $3.34 for 2017. In January, Chaparral entered into contracts for an additional 154,000 mcf of gas covering 2017 production at an average price of $3.40.

“Our capital structure has been significantly improved with our emergence and corresponding elimination of approximately $1.2 billion of previous senior note debt and associated interest payments,” said Chief Financial Officer Joe Evans. “In addition, our new credit facility is comprised of a borrowing base and term loan. This provides us significant liquidity and more financial flexibility moving forward.”

2017 Guidance

Chaparral’s total company production guidance for 2017 is between 8.2 and 8.6 MMBoe. Its total capital budget for the year will be $135 - $155 million, the majority of which will be dedicated to developing its STACK position.

The company expects its total LOE/Boe costs, including both its E&P and EOR business units, to be between $10.50 and $11.00 in 2017, and its normalized 2017 G&A/Boe cost to range from $3.40 to $4.20 per Boe.

Chaparral’s 10-K is available on the Investor section of the company’s website at chaparralenergy.com/investors and the Securities and Exchange Commission at sec.gov. A recording of this morning’s call will also be available shortly after the call’s conclusion at chaparralenergy.com/investors.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company is also the third-largest oil producer in Oklahoma with approximately 400,000 net surface acres, of which approximately 100,000 acres are in the STACK, and potential production reserves of more than 1 billion barrels of oil equivalent. For more information, please visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Manager – Corporate Communications
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com

Operating Results Data

(in thousands)	2016	2015	2014
Commodity sales	$252,152	$324,315	$681,557
Total revenues	252,152	324,315	681,557
Lease operating	90,533	110,659	141,608
Transportation and processing	8,845	8,541	8,295
Production taxes	9,610	9,953	28,305
Depreciation, depletion and amortization	122,928	216,574	245,908
Loss on impairment of oil and gas assets	281,079	1,491,129	—
Loss on impairment of other assets	1,393	16,207	—
General and administrative	20,953	39,089	53,414
Liability management	9,396	—	—
Cost reduction initiatives	2,879	10,028	—
Total costs and expenses	547,616	1,902,180	477,530

Operating (loss) income	(295,464)	(1,577,865)	204,027
Interest expense	(64,242)	(112,400)	(104,241)
Non-hedge derivative (losses) gains	(22,837)	145,288	231,320
Gain (loss) on extinguishment of debt	—	31,590	—
Write-off of senior note issuance costs, discount and premium	(16,970)	—	—
Other income, net	411	2,324	2,630
Net non-operating (expense) income	(103,638)	66,802	129,709
Reorganization items, net	(16,720)	—	—
(Loss) income before income taxes	(415,822)	(1,511,063)	333,736
Income tax (benefit) expense	(102)	(177,219)	124,443
Net (Loss) income	($415,720)	($1,333,844)	$209,293
Net cash provided by operating activities	47,167	19,608	323,911
Net cash used in investing activities	(54,309)	(37,258)	(412,222)
Net cash provided by financing activities	176,557	3,223	71,208

(in thousands)	2016	2015	2014
Cash and cash equivalents	$186,480	$17,065	$31,492
Total assets	845,987	1,181,313	2,831,816
Total debt	469,112	1,583,701	1,633,802
Liabilities subject to compromise	1,284,144	—	—
(Accumulated deficit) retained earnings	(1,467,398)	(1,051,678)	282,166
Total stockholders’ (deficit) equity	(1,042,153)	(620,357)	711,858

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)	2016	2015	2014
Net (loss) income	($415,720)	($1,333,844)	$209,293
Interest expense	64,242	112,400	104,241
Income tax (benefit) expense	(102)	(177,219)	124,443
Depreciation, depletion and amortization	122,928	216,574	245,908
Non-cash change in fair value of non-hedge derivative instruments	176,607	88,317	(228,903)
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA	(12,810)	—	—
Upfront premiums paid on settled derivative contracts	(20,608)	—	(664)
Interest income	(188)	(192)	(117)
Stock-based compensation expense	(5,238)	(1,477)	3,172
Loss (gain) on sale of assets	117	(1,584)	(2,152)
Gain on extinguishment of debt	—	(31,590)	—
Write-off of senior note issuance costs, discount and premium	16,970	—	—
Loss on impairment of oil and gas assets	281,079	1,491,129	—
Loss on impairment of other assets	1,393	16,207	—
Restructuring, reorganization and other	19,599	10,028	—
Adjusted EBITDA	$228,269	$388,749	$455,221

Proved Reserves

	Average Daily Production (MBoe/d)		Proved Reserves as of December 31, 2016
	Year ended 12/31/16	Quarter Ended 12/31/16	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	% of Total MBoe	PV-10 ($MM)
STACK
STACK - Meramec	1.8	2.3	2,920	16,499	1,624	7,294	5.6	$33
STACK - Osage	2.0	1.9	3,971	27,950	3,004	11,633	8.9	44
STACK - Oswego	1.2	1.1	3,797	3,899	385	4,832	3.7	48
STACK - Woodford	1.4	1.1	290	10,435	1,560	3,589	2.7	13
STACK - Vertical	0.9	0.9	842	12,387	544	3,451	2.6	14
Total STACK	7.3	7.3	11,820	71,170	7,117	30,799	23.5	152
Active EOR Areas	5.7	5.7	72,188	5	0	72,189	54.9	216
Other	11.4	10.3	12,613	64,274	4,988	28,313	21.6	161
Total	24.4	23.3	96,621	135,449	12,105	131,301	100.0	$529